Exhibit 5.1

March 31, 2014

Advaxis, Inc.

305 College Road East

Princeton, NJ 08540

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Advaxis, Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance and sale by the Company of an aggregate of 4,692,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, which includes 612,000 Shares issued and sold by the Company pursuant to the exercise of an over-allotment option by the representative of the Underwriters (as defined below), pursuant to (a) a Registration Statement (File No. 333-194009) on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which contained a prospectus (the “Base Prospectus”) and was declared effective on March 4, 2014 (as amended or supplemented, the “Registration Statement”), (b) a preliminary prospectus supplement to the Base Prospectus that described the Shares and the offering and omitted the Rule 430B Information in connection with the Registration Statement, which was filed on March 26, 2014, and (c) a final prospectus supplement to the Base Prospectus relating to the Shares and the offering pursuant to Rule 430B and Rule 424(b) under the Act, which was filed on March 28, 2014 (together with the Base Prospectus, the “Prospectus”) and (ii) the purchase of the Shares by the Underwriters from the Company pursuant to the Underwriting Agreement, dated March 26, 2014 (the Underwriting Agreement”), between the Company and Aegis Capital Corp., as representative of the several underwriters named in Schedule 1 thereto (the “Underwriters”). The Company is filing the Underwriting Agreement and this opinion letter with the Commission on a Current Report on Form 8-K.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP